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Update on the Exploration of Sale Informational Brief for SPARTA Employees January 16, 2008

Disclosure Important Additional Information Will Be Filed With The SEC In connection with the proposed Merger, SPARTA will prepare a proxy statement for the stockholders of SPARTA to be filed with the Securities and Exchange Commission (the "SEC"). Before making any voting decision, SPARTA's stockholders are urged to read the proxy statement regarding the Merger and the related transactions carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. SPARTA, Inc. will deliver a copy of the proxy statement (when available) to all SPARTA stockholders. Additionally, SPARTA stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov or by directing a request by mail or telephone to SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, telephone (949)768-8161. This Briefing Provides Preliminary Information Regarding The Proposed Acquisition of SPARTA, Inc. by Cobham plc

Agenda Highlights of Proposed Transaction Next Steps Representative Timeline Communications Plan: Keeping You Informed Questions

Highlights of Proposed Transaction Cobham's News Release Issued January 16, 2008 "Cobham Reaches Agreement To Purchase US Intelligence and Missile Defence Company For $416 Million" (Selected Highlights) SPARTA will place Cobham in a leading position within the high growth US Intelligence and Missile Defence markets. SPARTA has strong technical capabilities and loyal customer relationships, many of which have endured over decades. SPARTA has an experienced and strong incumbent management team, who will continue to run the company as a strategic business unit within Cobham. Read Cobham's Press Release at www.cobham.com

Highlights of Proposed Transaction SPARTA, Inc. Press Release Issued January 16, 2008 Read SPARTA's Press Release And Wayne Winton/Bob Sepucha Announcement Letter To SPARTA Employees and Stockholders Posted On Our Infosite/Outfosite Home Page "Cobham plc to Acquire SPARTA, Inc" (Selected Highlights) "Combining SPARTA with Cobham's worldwide technical, financial, and organizational capabilities will provide SPARTA's employees with even greater opportunities for success in our commitment to provide exceptional service to our customers." Bob Sepucha, Chief Executive Officer "Both SPARTA and Cobham bring a customer-centric focus to delivering superior technical products and services to our customers. SPARTANs past and present should be excited and proud to be associated with such an outstanding international company." Wayne Winton, Co-Founder and Chairman of the Board

Highlights of Proposed Transaction About Cobham Enterprise Started In 1934 By Sir Alan Cobham Revenues Of More Than £1bn Four Divisions Operating On Five Continents Employing 10,000 People (6,000 Are Based In The U.S.) Cobham's First U.S. Based Entity Began Operating in the 1960's Customers And Partners In More Than 100 Countries People Trust Their Lives and Livelihoods To Products And Services That: Keep People Safe Improve Communications Enhance The Performance Of Aerospace And Defense Platforms View Cobham's Video and Capabilities Briefing Posted On Our Infosite/Outfosite Home Page

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (1 of 9) Legal Structure Merger between SPARTA and a newly-formed subsidiary of Cobham Holdings, Inc. (a wholly-owned subsidiary of Cobham plc) If the proposed transaction is approved, SPARTA will become a wholly-owned subsidiary of Cobham Holdings, Inc. Merger Consideration Enterprise value of $416M Plus $15M Equity Bonus (details on slide 12) Equivalent to a per share price of $77.60

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (2 of 9) SPARTA will operate Under a Special Security Agreement (SSA) SSA is an agreement among the US Government, UK Parent Company and the US Holding Company The agreement defines how we protect the classified information we have access to SSA agreement is administered by a board of cleared, US citizens The board ensures an "Arms Length" Relationship due to Foreign Ownership and Control Restrictions Cobham Has Thirteen Years Experience Working Successfully Under SSA's; Their Record With DSS Is Exemplary.

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (3 of 9) Treatment of Stock Retirement Plan Shares and Personally Held Shares Cashed out at $77.60 per share Cash Paid for Retirement Plan Shares Must Be Paid To The Retirement Plan Treatment of Stock Options Vested Stock Options Cashed out at $77.60 per less the option exercise cost We will also withhold all applicable income and payroll taxes related to the primary gain on stock option exercise (continued on the next slide)

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (4 of 9) Treatment Of Unvested Stock Options Converted To Right To Receive Cash Payable On The Existing Vesting Schedule At A Minimum, The Cash Payment Is Equal To $77.60 per Less The Cost to Exercise In addition, there is an upside potential for additional value Based on an increase in Cobham's stock price between closing and vesting

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (5 of 9) Equity Bonus Award Under normal circumstances, during Q1, SPARTA would make stock option grants and stock awards: 2nd half business options Corporate, CBO, discretionary options Profit sharing and bonus stock awards 401(k) matching stock awards and options Rabbi Trust awards New Hires (continued on next slide)

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (6 of 9) Equity Bonus Award (continued) We are precluded from issuing such stock options grants and stock awards under the terms of the merger agreement However, we have carved out a portion of the purchase price to provide employees with the comparable appreciation between the stock or stock options they would have received and $77.60 1/3 Payable Eighty (80) Days After Closing 2/3 Payable Fifteen (15) Months After Closing

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (7 of 9) Salary & Benefits Agreement provides for salaries and benefits "substantially comparable" to the benefits we have provided prior to the merger, for a period of at least one year No significant changes anticipated Exception: No New SPARTA Stock Or Stock Options Will Be Issued

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (8 of 9) Operating Covenants As is normal in these types of agreements, there are restrictions on how we conduct our business between signing the merger agreement and closing the transaction; generally, we cannot, without prior approval from Cobham: Pay dividends, recapitalize or reorganize Issue stock, stock options Acquire another business or enter into a Joint Venture Grant security interests in our assets, or issue debt (continued on next slide)

Highlights of the Proposed Transaction Key Terms of the Merger Agreement (9 of 9) Operating Covenants (continued) As is normal in these types of agreements, there are restrictions on how we conduct our business between signing the merger agreement and and completing the transaction; generally, we cannot, without prior approval from Cobham: Change salaries, issue bonuses, or change compensation other than under the terms of an existing plan or consistent with past practice Make public announcements regarding the merger And so on . . .

Next Steps (1 of 2) Approvals Required Before Closing Hart-Scott-Rodino (HSR) anti-trust review conducted by Justice Department and Federal Trade Commission Exon-Florio national security review conducted by Committee on Foreign Investment in the U.S. (CFIUS) SEC review of the Proxy Statement (continued on next slide)

Next Steps (2 of 2) Approvals Required Before Closing (continued) DSS approval to operate under a Special Security Agreement (SSA) No negative indications from customers that they will not grant National Interest Determinations (NIDs) under the NISPOM Approval by holders of a majority of the outstanding SPARTA common stock

Representative Timeline Next Steps Jan Jan Feb Feb Mar Mar Apr Apr May May Public Announcement; 8-K Filing with SEC Draft Proxy Statement, Hart-Scott-Rodino (HSR), and Committee on Foreign Investment in US (CFIUS) Filings Submitted - SSA and NIDS Review and Approval - Proxy Statement Review by SEC - HSR Review and Revision - CFIUS Review and Revision Proxy Statement Delivered / Waiting Period Stockholder Vote Closing "2Q08"

Communications Plan: Keeping You Informed (1 of 2) Plan Lead Conference Call with EXCOM and OM's Sepucha, Winton Tuesday, January 15 - 3:00 pm Eastern Pre-Press Release/Public Announcement Press Releases and Public Announcements Wednesday, January 16 Cobham plc and SPARTA, Inc. Memo To SPARTANs From COB, CEO Announcement Materials Posted on Infosite/Outfosite Employee Information Meetings OM's, CBO Exec's Wednesday, January 16 Briefing on Proposed Transaction, Next Steps and Representative Timeline Geographic All Hands Meetings SP's, OM's, CBO Exec's Thursday, January 17 thru completion

Communications Plan: Keeping You Informed (2 of 2) Stay Tuned! In addition to today's meeting, SPARTA Sector Presidents will be conducting geographic all hands meetings at a number of SPARTA locations in the near future. For more information about Cobham: Visit Cobham's Website www.cobham.com View Cobham Video And Capabilities Briefing (Posted on Infosite/Outfosite Home Page)

Questions? Not all aspects of the transition have been completely defined at this time We will do our best to keep you informed Please direct all questions to me and I will raise them to our CEO, CFO and Sector President as appropriate